Exhibit 10.2


                                January 31, 2005


Mr. Douglas S. Bennett
c/o National Lampoon, Inc.
10900 Wilshire Boulevard, Suite 1000
Los Angeles, California 90024

Dear Doug:

         The purpose of this letter is to set forth the terms of your employment with National Lampoon, Inc. (the "Company").

         The Company will employ you as its President for a term of three years, beginning on February 1, 2005 and ending on January 31, 2008. You will report to the Company's Chief Executive Officer and to its Board of Directors.

         Your base salary will be $250,000. You will be entitled to participate in any and all employment benefits that are in effect from time to time for employees and executive officers of the Company generally. Such participation shall be subject to the terms of the applicable plan documents and generally applicable policies of the Company. During the term of this agreement, you will continue to have at least four weeks paid vacation per year and 100% of the premiums for your health insurance (so long as the Company continues to offer a group health insurance plan to employees) will be paid by the Company. The Company will reimburse your for all reasonable business expenses, including travel expenses, incurred by you during your employment to the extent that the expenses are in compliance with the Company's business expense reimbursement policies and you provide such documentation and records as the Company will from time to time require.

         As soon as practical after your acceptance of employment in accordance with the terms of this letter, and thereafter annually for the term of this agreement, you will meet with the Company's Chief Executive Officer and the Board of Directors to agree on certain performance milestones that will allow you to earn a bonus. The bonus will be paid bi-annually, based on performance during the periods from February through July and from August through January. The bonus, if earned, will be paid during the month following the conclusion of each six month period, namely August and February. If all the performance milestones are met during a bi-annual period, the minimum bonus to be paid will

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Mr. Douglas S. Bennett
January 31, 2005
Page 2

be $50,000. If the Company exceeds a particular performance milestone, then you will receive an additional bonus amount computed on the excess. For example, if your bonus is based solely on the Company earning x in revenues, and the Company earns x plus 50% more than x, you would receive an additional bonus computed as one-half of $50,000, or $25,000, which would be paid one-half in cash and one-half in common stock. The common stock issued in payment of your bonus will be issued from the J2 Communications Amended and Restated 1999 Stock Option, Deferred Stock and Restricted Stock Plan, referred to in this letter agreement as the "Plan".

         On January 31, 2006, January 31, 2007 and January 31, 2008, you will receive an option to purchase 100,000 shares of the Company's common stock. The options will be granted from the Plan. The exercise price of the options will not exceed the fair market value of the common stock on the date on which the option is granted. The options granted pursuant to this letter agreement will vest immediately on the date of grant.

         Currently, you and the Company anticipate that you will continue to commute to Los Angeles, California from your home in Northern California and the Company will continue to pay your commuting expenses as it has in the past. If the Company requires you to re-locate to Southern California, and you mutually agree, you agree to do so subject to the condition set forth below, so long as the Company provides you with relocation expenses which shall be defined as approved expenses (including costs of transportation) of no more than three trips to Southern California for the purpose of locating a suitable place to live, the payment of reasonable closing costs relating to the purchase of a home in Southern California and the expenses incurred in moving your household furniture and furnishings to your home in Southern California. The requirement that you relocate to Southern California is conditioned upon the sale of your principal residence in Northern California.

         The Company may terminate your employment for cause at any time. "Cause" is defined as a good faith termination by a majority of the Board of Directors because you have (i) engaged in acts in violation of the law, (ii) breached your fiduciary duty to the Company or your duties of loyalty or care to the Company, or (iii) intentionally and persistently disobeyed the good faith, lawful, substantive policies or instructions of the Board of Directors after being given 30 days written notice and failing to cure such circumstances, or, if such circumstances are not susceptible of cure during such 30 day period, failing to initiate and diligently pursue actions reasonably calculated to achieve and cure such circumstances as soon as reasonably practicable thereafter.

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Mr. Douglas S. Bennett
January 31, 2005
Page 3

         If the Company terminates your employment without cause, or if you are constructively terminated, or if you die or are disabled, you will be entitled to receive the following severance benefits:

         (i) your base salary will be continued for a period of six months or for the remaining term set forth in this letter agreement, whichever is longer, following the date your termination becomes effective;

         (ii) your employee benefits will be continued as long as your base salary is continued; and

         (iii) any unvested stock options you hold will continue to vest for a period of six months or for the remaining term of your employment as set forth in this letter agreement, whichever is longer, following the date on which your termination becomes effective.

         The term "disabled" means your inability, during a single period of 60 days or for a total of 120 days during any 12 month period, by reason of injury, illness or other similar cause, to perform a major part of your duties and responsibilities in connection with the conduct of the business and affairs of the Company, as determined reasonably and in good faith by the Company.

         You will be deemed to be "constructively terminated" if your duties are materially diminished or if your title changes without your consent, your reporting relationship changes without your consent, your pay is reduced without your consent, or if there is any other involuntary change in the material terms or conditions of your employment without your consent.

         By executing this letter, you agree that it is the entire agreement between you and the Company with respect to the subject matter hereof and that it supersedes all prior agreements between you and the Company with respect to any related subject matter.

         No waiver of any provision of this letter agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this letter agreement, or the waiver by any party of any breach of this letter agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

         The terms of this letter agreement may be modified only in a writing signed by the Chief Executive Officer and approved by the Company's Board of Directors.

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Mr. Douglas S. Bennett
January 31, 2005
Page 4

         If the terms of this letter correctly set forth your agreement with the Company, please countersign it at the space below and deliver it to Mr. Daniel Laikin, Chief Executive Officer, no later than the close of business on January 31, 2005.



                                            Very truly yours,

                                            National Lampoon, Inc.



                                            By:
                                                --------------------------------
                                            Daniel S. Laikin



January 31, 2005

         I have read the above letter and agree to its terms.



                                            ------------------------------------
                                            Douglas S. Bennett